AKTA INI dibuat pada tanggal 2009	THIS DEED is made on the 29th day of September 2009
OLEH DAN DI ANTARA	BETWEEN
THATCHER MINING PTE LTD, suatu perusahaan yang didirikan di Singapura, yang beralamat di 9 Temasek Boulevard #16-02A, Suntec Tower Two, Singapore 03898 (Thatcher);	THATCHER MINING PTE LTD, a company incorporated in Singapore, with a registered office located at 9 Temasek Boulevard #16-02A, Suntec Tower Two, Singapore 03898 (Thatcher);
DAN	AND
KAL ENERGY, INC, suatu perusahaan yang didirikan di Delaware, USA yang beralamat di The World Trade Center, 14th Floor, Jl. Jend. Sudirman Kav. 29 – 31, Jakarta 12920, Indonesia (Kal);	KAL ENERGY, INC, a company incorporated in Delaware, USA, with a registered office located at The World Trade Center, 14th Floor, Jl. Jend. Sudirman Kav. 29 – 31, Jakarta 12920, Indonesia (Kal);
DAN	AND
ROMO NITIYUDO WACHJO, Warga Negara Indonesia, pemegang Kartu Tanda Penduduk No. 09.5107.060454.0392 beralamat di Jalan Pasir Putih VIII No. 9, Ancol Timur, Pademangan, Jakarta, 14430, Indonesia (Wachjo);

ROMO NITIYUDO WACHJO, Indonesian national, holder of Citizen Identity Card (Kartu Tanda Penduduk) No. of 09.5107.060454.0392 of Jalan Pasir Putih VIII No. 9, Ancol Timur, Pademangan, Jakarta, 14430, Indonesia (Wachjo);

DAN	AND
KANGAROO RESOURCES LTD, suatu perseroan terbatas yang didirikan berdasarkan hukum Negara Persemakmuran Australia, dengan alamat di FJH Solutions, 21 Teddington Road, Burswood, Western Australia (KRL);	KANGAROO RESOURCES LTD, a limited liability company established under the laws of the Commonwealth of Australia, of c/- FJH Solutions, 21 Teddington Road, Burswood, Western Australia (KRL);
DAN	AND
PT GRAHA PANCA KARSA, suatu perseroan terbatas yang didirikan berdasarkan hukum Negara Republik Indonesia, beralamat kantor di Jl A W Syahrani PT 024 RW 008 Samarinda 75124, Kalimantan Timur, Indonesia (GPK).

PT GRAHA PANCA KARSA, a limited liability company incorporated under the laws of the the Republic of Indonesia, having its principal office at Jl A W Syahrani PT 024 RW 008 Samarinda 75124, East Kalimantan, Indonesia (GPK).

PENDAHULUAN		RECITALS
A.	GPK adalah pemegang KP dimana GPK secara eksklusif berhak untuk mengeksplorasi dan mengexploitasi bahan mineral yang terdapat di dalam wilayah KP tersebut (Proyek).	A.	GPK is the holder of the KP which gives GPK exclusive rights to explore and exploit minerals within the area of the KP (the Project).
B.
Thatcher menyatakan bahwa Thatcher melakukan investasi atas Proyek dengan menandatangani suatu Perjanjian Awal (Original Agreements) termasuk Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement). Wachjo mempersengketakan keabsahan Perjanjian Awal (Original Agreements).

B.
Thatcher asserts that it has invested in the Project by entering into the Original Agreements including the Cooperation and Investment Agreement.  Wachjo disputes the validity of the Original Agreements

C.	Thatcher menyatakan bahwa GPK melanggar ketentuan Perjanjian Kerjasama dan Investasi.	C.	Thatcher asserts that GPK is in breach of the Cooperation and Investment Agreement.
D.	KRL telah secara tegas menyatakan keinginannya kepada GPK untuk melakukan investasi terhadap Proyek.	D.	KRL has expressed an interest in investing in the Project to GPK.
E.
KRL telah meminta agar Wachjo, Thatcher dan Kal membuat Akta ini.  Selanjutnya, KRL telah menyetujui untuk melakukan pembayaran tertentu kepada Thatcher dan sebagai timbal balik Thatcher telah setuju untuk menarik diri dari Proyek dan memberikan pembebasan penuh dan pengakhiran Perjanjian Awal  (Original Agreements) dan membatalkan setiap transaksi yang diatur oleh Perjanjian Awal (Original Agreements) dan menyediakan seluruh Informasi Pertambangan kepada KRL.

E.
KRL has requested that Wachjo, Thatcher and Kal enter into this Deed.  Further, KRL has agreed to make certain payments to Thatcher and Thatcher has agreed in return to withdraw from the Project and procure the full release and termination of the Original Agreements and the unwinding of any transactions contemplated by the Original Agreements and provide all Mining Information to KRL.

F.	Wachjo menyatakan bahwa Wachjo adalah pemegang saham mayoritas dalam GPK.	F.	Wachjo asserts that he is the majority shareholder of GPK.
G.	Kal adalah pemegang saham mayoritas dalam Thatcher.	G.	Kal is the majority shareholder of Thatcher.

DENGAN DEMIKIAN AKTA INI MENGATUR sebagai berikut:		NOW THIS DEED WITNESSES as follows:
1.	DEFINISI DAN INTERPRETASI	1.	DEFINITIONS AND INTERPRETATION
1.1	Definisi	1.1	Definitions
	Dalam Akta ini:		In this Deed:

Afiliasi berarti sehubungan dengan pihak manapun, setiap pihak yang, baik secara langsung maupun tidak langsung melalui satu perantara atau lebih, menguasai, dikuasai oleh, atau berada dibawah penguasaan yang sama dengan pihak lain.  Sebagaimana digunakan dalam definisi ini,  kuasa berarti kekuasaan melalui kepemilikan modal kontrak atau lainnya untuk mengarahkan hubungan pihak atau kepemilikan lain, secar alangsung ataupun tidak langsung sebesar 50% atau lebih atas hak suara atau kepentingan permodalan atas perusahaan atau badan lain.

Affiliate means in relation to any person, any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such other Person.  As used in this definition, control shall mean the power through equity ownership, contract or otherwise to direct the affairs of another person or the ownership, directly or indirectly, of 50% or more of the voting shares or equity interests of any corporation or other entity.

	Tuntutan berarti setiap tuntutan, tindakan, sengketa, penuntutan, keluhan, proses hukum, Kewajiban atau Biaya.		Claims means any claims, actions, disputes, demands, complaints, proceedings, Liabilities or Costs.

Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement) berarti Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement) tanggal atau sekitar tanggal 7 Januari 2007 antara  GPK, Thatcher, Fitri S Astuty Goodwin dan Sri Purwani.

			Cooperation and Investment Agreement means the Cooperation and Investment Agreement dated on or around 7 January 2007 between GPK, Thatcher, Fitri S Astuty Goodwin and Sri Purwani.
	Biaya berarti setiap ongkos, biaya, pengeluaran atau kerugian (baik yang secara langsung, karena konsekuensi atau secara ekonomis)		Costs means any fees, costs, expenses or losses (direct, consequential or economic).

Akta berarti akta yang diadakan karena dokumen ini termasuk Pendahuluannya.	Deed means the deed constituted by this document and includes the Recitals.

Laporan JORC berarti laporan dengan judul “JORC Code Compliant Resource Statement for Graha Panca Karsa (Block 24)” tanggal 11 Juni 2007 yang dibuat oleh Attila Kovago (Senior Consulting Geologist, MAusIMM #105596) dan Jonathan O’Dell, (Chief Geologist, Asia Consulting Group, FGS#101449), sebagaimana diperbaharui pada bulan Desember 2008.

JORC report means the report titled “JORC Code Compliant Resource Statement for Graha Panca Karsa (Block 24)” dated 11 June 2007 prepared by Attila Kovago (Senior Consulting Geologist, MAusIMM #105596) and Jonathan O’Dell, (Chief Geologist, Asia Consulting Group, FGS#101449), as updated in December 2008.

KP berarti setiap Kuasa Pertambangan yang dikeluarkan oleh Bupati Kutai Barat kepada GPK dan setiap peningkatannya atau ijin lanjutannya, termasuk namun tidak terbatas kepada, setiap IUP Eksplorasi atau IUP Operasi Produksi yang dikeluarkan setelah peralihan KP berdasarkan Undang-Undang Pertambangan.

KP means each Kuasa Pertambangan (mining permit) issued by the head of the West Kutai Region to GPK and each upgrade and/or successor permit, including without limitation, any Exploration IUP or Production Operation IUP issued upon conversion of the KP under the Mining Law.

Kewajiban berarti setiap hutang atau kewajiban dalam bentuk apapun, termasuk yang sifatnya di waktu yang akan datang (prospective) atau masih tunduk pada suatu keadaan (contingent) dan yang jumlahnya belum ditentukan.

Liabilities means any debts or liabilities of any kind, including those which are prospective or contingent and those the amount of which is not ascertained.
Informasi Pertambangan berarti dan termasuk seluruh informasi asli dan teknis yang terkait dengan Proyek, termasuk:	Mining Information means and includes all original and technical information associated with the Project, including:
(a) seluruh survei, peta-peta, rencana-rencana, plot dan diagram geofisika atas KP dan wilayah yang berdekatan;	(a) all surveys, maps, plans, geophysical plots and diagrams of the KP and adjacent areas;

(b)	seluruh data pengeboran, data survei pengeboran, data survei topografi, data borehole, data geofisika dan setiap proses dan/atau penafsiran dari set data tersebut;	(b)	all drill data, drill survey data, topography survey data, borehole data, geophysical data, and any associated processing and/or interpretation of these data sets;
(c)	seluruh contoh, lokasi pengeboran, dan catatan harian atas pengeboran yang dilakukan di wilayah KP atau wilayah yang berdekatan;	(c)	all samples, drilling locations and logs from drilling conducted on the KP or adjacent areas;
(d)
seluruh pengujian dan analisa, data laporan microprobe, daftar contoh dan uji kelayakan grain count, contoh dan laporan geologi dan geokemikal atas atau sehubungan dengan bijih yang diekstraksikan dari atau berasal dari KP; dan

(d)
all assays and analytical reports, microprobe data, sample and visible grain count listings, geological and geochemical samples and reports of or with respect to ores extracted from or located upon the KP; and

(e)
seluruh surat-surat, catatan, kontrak, advis dan laporan yang diambil atau dikompilasikan dari atau atas dasar dokumen dan hal-hal yang dirujuk di atas dan seluruh data lainnya, catatan spesifikasi (dalam bentuk apapun) laporan, rekening dan dokumen-dokumen lainnya (secara tertulis) yang terkait dengan KP; dan

(e)
all papers, notes, agreements, contracts, advices and reports extracted or compiled from or based upon the documents and items referred to above and all other data, specification records (in whatever form), reports, accounts and other documents (in writing) relating to the KP; and

(f)	setiap informasi lainnya yang terkait dengan Proyek yang tidak disebutkan di atas	(f)	any other information related to the Project not specified above.
yang dimiliki oleh Thatcher atau Kal atau PTKR (atau sebaliknya dalam kekuasaaan atau kontrol mereka dan dapat diberitahukan kepada KRL tanpa melanggar kewajiban kerahasiaan kepada pihak ketiga).		which is owned by Thatcher or Kal or PTKR (or is otherwise in their possession or control and capable of being disclosed to KRL without breaching any obligation of confidentiality to a third party).

Undang-Undang Pertambangan berarti Undang-Undang No 4 tahun 2009 tentang Pertambangan Mineral dan Batubara.			Mining Law means Law No 4 of 2009 on Minerals and Coal Mining of the Republic of Indonesia.
Petugas berarti seorang Direktur, Komisaris, manajer atau individu lain dengan tanggung jawab manajerial, pengawasan atau pengambilan keputusan dalam suatu organisasi.			Officer means a Director, Commissioner, manager or other person with managerial, supervisory or decision-making responsibility within an organisation.
Perjanjian Awal berarti:			Original Agreements means:
(a)	Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement); dan		(a)	the Cooperation and Investment Agreement; and
(b)	setiap dan seluruh perjanjian yang berhubungan dalam cara apapun dengan GPK, saham dalam GPK, segala dari aset-aset GPK, atau Proyek, dan diadakan antara:		(b)	any and all other agreements which relate in any way to GPK, the shares in GPK, any of the assets of GPK, or the Project, and entered into between:
	(i)	Thatcher, Kal atau setiap perusahaan terkait dari mereka; atau		(i)	Thatcher, Kal or any of their related entities; or
	(ii)	setiap pihak yang bertindak sebagai nominees atau berdasarkan arahan dari Thatcher atau Kal,		(ii)	any persons acting as nominees or under the direction of Thatcher or Kal,
	termasuk namun tidak terbatas kepada, setiap:			including, without limitation, any:
	(A)	gadai atas saham dalam GPK		(A)	pledge over any shares in GPK;

	(B)	setiap perjanjian hutang-piutang untuk membeli saham-saham dalam GPK;		(B)	any loan agreement for the purchase of shares in GPK;
	(C)	setiap perjanjian opsi sehubungan dengan saham-saham dalam GPK;		(C)	any option agreement in relation the shares in GPK;
	(D)	setiap pengalihan dividen sehubungan dengan saham-saham dalam GPK;		(D)	any assignment of dividends in relation to the shares in GPK;
	(E)	setiap surat kuasa untuk memberikan suara dalam GPK;		(E)	any power of attorney to vote the shares in GPK;
	(F)	setiap surat kuasa untuk menjual saham-saham dalam GPK; dan		(F)	any power of attorney to sell the shares of GPK; and
	(G)	setiap pengalihan saham dalam GPK (baik secara bersyarat ataupun sebaliknya).		(G)	any transfer of the shares in GPK (conditional or otherwise).
Pihak berarti suatu pihak dalam Akta ini			Party means a party to this Deed.
PTKR berarti PT Kubar Resources, suatu perseroan terbatas yang didirikan berdasarkan hukum Negara Republik Indonesia.			PTKR means PT Kubar Resources, a limited liability company incorporated under the laws of the Republic of Indonesia.
Tanggal Pelepasan berarti yang lebih awal:			Release Date means the earlier of:
(A)	tanggal dimana KRL melengkapi seluruh pembayaran yang diatur oleh Pasal 2.6(a)(ii); dan		(A)	the date on which KRL completes all of the payments contemplated by clause 2.6(a)(ii); and

(B)
tanggal yang jatuh 10 (sepuluh) hari setelah tanggal yang mana salah satu dari Thatcher atau Kal menerima pemberitahuan tentang wanprestasi material dari Akta ini dari KRL, dalam hal wanprestasi material telah terjadi dan wanprestasi (bila masih dapat diperbaiki) menjadi tidak dapat diperbaiki sejak tanggal tersebut.

(B)
the date which falls 10 (ten) days after the date on which either Thatcher or Kal receives notice asserting material breach of this Deed from KRL, in the event that a material breach has taken place and the breach (if capable of remedy) remains unrectified as at that date, PROVIDED THAT the payments under clauses 2.6(a)(ii)(A) and 2.6(a)(ii)(B) have been made by KRL (and subject to any rights of dispute available to Thatcher and/or Kal under clause 8.11).

1.2	Interpretasi		1.2	Interpretation
	Dalam Akta ini, judul-judul dan yang diketik dalam huruf tebal adalah hanya untuk kemudahan saja dan tidak mempengaruhi interpretasi Akta ini dan kecuali konteks mensyaratkan sebaliknya:			In this Deed, headings and bold type are for convenience only and do not affect the interpretation of this Deed and unless the context otherwise requires:
	(a)	kata benda tunggal meliputi juga kata benda jamak dan sebaliknya;		(a)	words importing the singular include the plural and vice versa;
	(b)	kata ganti tunjuk perempuan meliputi kata ganti tunjuk laki-laki dan sebaliknya;		(b)	words importing a gender include any gender;
	(c)	bagian lain dari suatu kata-kata dan kalimat membentuk suatu kata atau frase yang didefiniskan dalam Akta ini memiliki arti yang berkaitan;		(c)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;
	(d)	suatu ungkapan sehubungan dengan seseorang meliputi setiap perusahaan, persekutuan, joint venture, asosiasi, korporasi atau badan korporasi lainnya;		(d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate;

(e)
suatu rujukan pada suatu hal (termasuk namun tidak terbatas kepada setiap hak) meliputi suatu bagian dari hal tersebut namun tiada satu halpu dalam Pasal 1.2(e)  menyatakan secara tidak langsung pelaksanaan bagian dari suatu kewajiban adalah suatu pelaksanaan kewajiban;

(e)
a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)
suatu rujukan pada suatu pasal, anneks, exhibit, bagian atau lampiran adalah suatu rujukan pada suatu bagian atau pasal dari dan anneks, exhibit dan lampiran atas, Akta ini dan rujukan atas Akta ini meliputi setiap anneks, exhibit, bagian dan lampiran;

(f)
a reference to a clause, annexure, exhibit, part or schedule is a reference to a part or clause of, and an annexure, exhibit and schedule to, this Deed and a reference to this Deed includes any annexure, exhibit, part and schedule;

(g)	suatu rujukan pada suatu dokumen meliputi seluruh perubahan atau penambahan atau pengganti atau pembaruan atas dokumen tersebut;	(g)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;
(h)	rujukan pada suatu pihak dalam suatu perjanjian atau dokumen (termasuk Akta ini) meliputi setiap penerus, pengganti yang sah dan penerima pengalihan yang sah atas pihak tersebut;	(h)	a reference to a party to an agreement or document (including this Deed) includes that party’s successors, permitted substitutes and permitted assigns;
(i)	suatu janji, kesepakatan atau kewajiban pada satu atau dua pihak atau lebih mengikat mereka secara bersama-sama dan sendiri-sendiri;	(i)	a covenant, agreement or obligation on the part of two or more persons binds them jointly and each of them severally;

(j)
suatu rujukan pada perundang-undangan atau ketentuan perundang-undangan meliputi setiap perubahan atau pengundangan kembali atas perundangan tersebut, ketentuan perundangan yang menggantikannya dan peraturan atau undang-undang yang diterbitkan berdasarkannya;

(j)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it, and a regulation or statutory instrument issued under it;

	(k)	Pendahuluan Akta ini dibuat dalam dan merupakan bagian dari Akta ini;		(k)	the recitals to this Deed are incorporated in and form part of this Deed;
	(l)	tiada ketentuan dalam Akta ini yang akan diartikan secara merugikan bagi suatu pihak atas dasar bahwa pihak tersebut bertanggung jawab atas pembuatan Akta ini atau ketentuan tersebut; dan		(l)	no provision of this Deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Deed or that provision; and
	(m)	“meliputi” (dan bentuk lainnya atas kata tersebut) bukanlah kata-kata pembatasan.		(m)	“includes” (and other grammatical forms of that word) is not a word of limitation.
1.3	Ruang lingkup pelepasan		1.3	Extent of releases
	Dalam Akta ini, (termasuk pendahuluan), kecuali konteks mensyaratkan sebaliknya:			In this Deed, (including the recitals), unless the context otherwise requires:
(a)
apabila suatu pihak (“Pihak Pertama”) membebaskan pihak lain (“Pihak Kedua”) dari setiap Tuntutan tentang suatu permasalahan atau hal, Pihak Pertama akan dianggap telah membebaskan dan selamanya membebaskan Pihak Kedua dari setiap dan seluruh Tuntutan dalam bentuk apapun dan yang tuimbul karena hal apapun yang saat ini dimiliki oleh Pihak Pertama atau yang dimiliki pada setiap waktu setelahnya atau, tetapi untuk penandatanganan Akta ini, mungkin telah dimiliki terhadap Pihak Kedua yang timbul dari atau dalam hal apapun terkait dengan atau bagian dari permasalahan atau hal tersebut;

(a)
where a person (the “First Person”) releases another person (the “Second Person”) from any Claims in respect of a matter or thing, the First Person will be deemed to have released and forever discharged the Second Person from any and all Claims of every nature whatsoever and however arising which the First Person may now have or at any time thereafter might have or, but for the execution of this Deed, might have had against the Second Person arising out of or in any way connected with or incidental to that matter or thing;

(b)
suatu pelepasan dari Tuntutan oleh atau untuk suatu korporasi mencakup setiap Afiliasi atas korporasi tersebut dan kepada Petugas saat ini atau mantan Petugas, karyawan dan agen yang dari waktu ke waktu atas korporasi tersebut dari setiap Afiliasi tersebut; dan

(b)
a release from Claims by or in favour of a corporation extends to any Affiliate of the corporation and to the present and former Officers, employees and agents from time to time of the corporation and of any such Affiliate; and

(c)
suatu pelepasan dari Tuntutan oleh atau kepada seseorang yang adalah Petugas atau mantan Petugas dari suatu korporasi berlaku secara pribadi bagi orang tersebut dan dalam kapasitas orang tersebut sebagai Petugas.

	(c)	a release from Claims by or in favour of a person who is or was an Officer of a corporation applies to that person personally and in that person’s capacity as such Officer.

2.	PENGAKHIRAN			2.	TERMINATION

2.1	Pengakhiran Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement)			2.1	Termination of Cooperation and Investment Agreement

	(a)	Thatcher dan GPK sepakat bahwa berlaku sejak Tanggal Pelepasan:			(a)	Thatcher and GPK agree that with effect as of the Release Date:

		(i)	Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement) diakhiri; dan			(i)	the Cooperation and Investment Agreement is terminated; and

		(ii)
Thatcher dan GPK mengesampingkan Pasal 1266 Kitab Undang-Undang Hukum Perdata Republik Indonesia sepanjang yang diperlukan agar pengakhiran Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement) dapat dilakukan tanpa memerlukan penetapan dari pengadilan.
						(ii)
Thatcher and GPK waive Article 1266 of the Civil Code of the Republic of Indonesia to the extent necessary so that the termination of the Cooperation and Investment Agreement may take effect without the need for an order of any court.

	(b)	Sepanjang diperlukannya persetujuan tambahan untuk keberlakuan pengakhiran Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement) (Persetujuan), Thatcher harus:			(b)
To the extent that any additional consents may be required to give effect to the termination of the Cooperation and Investment Agreement (other than any consent required by or from GPK) (Consents), Thatcher must:

		(i)	memberikan secara tepat waktu, Persetujuan tersebut secara tertulis dalam bentuk yang dapat diterima oleh KRL; dan			(i)	promptly procure the Consents in writing in a form satisfactory to KRL; and

		(ii)	memberikan asli dari setiap Persetujuan secara tepat waktu kepada KRL.			(ii)	promptly provide the original of each Consent obtained to KRL.

2.2	Pengakhiran Perjanjian Awal (Original Agreements)			2.2	Termination of Original Agreements

	(a)	Dalam Waktu 7 (tujuh) Hari Kerja sejak tanggal Akta ini, Thatcher akan menyediakan kepada KRL daftar Perjanjian Awal (Original Agreements) yang akan memperlihatkan:			(a)	Within seven (7) Business Days of the date of this Deed, Thatcher shall provide to KRL a list of the Original Agreements, which shall disclose:

		(i)	hak atas setiap Perjanjian Awal (Original Agreements);			(i)	the title of each of the Original Agreements;

		(ii)	tanggal dari setiap Perjanjian Awal (Original Agreements); dan			(ii)	the date of each of the Original Agreements; and

		(iii)	Para Pihak dari setiap Perjanjian Awal (Original Agreements).			(iii)	the parties to each of the Original Agreements.

	(b)	Pada tanggal dimana pembayaran dimaksud pada Pasal 2.6(a)(ii)(B) namun sebelum menerima pembayaran, Thatcher akan menyediakan pengakhiran Perjanjian Awal (Original Agreements) yang ditandatangani oleh pihak-pihak atau pihak yang bewenang mewakili pihak-pihak namun bukan oleh Thatcher untuk pemeriksaan oleh KRL.			(b)	On the date on which the payment referred to in clause 2.6(a)(ii)(B) but prior to receiving the payment, Thatcher shall make available the terminations of the Original Agreements signed by the counterparties or parties authorised by the counterparties but not by Thatcher for inspection by KRL.

(c)	Dalam Waktu 2 (dua) Hari Kerja sejak penerimaan oleh Thatcher atas pembayaran yang dimaksud dalam Pasal 2.6(a)(ii)(B), Thatcher (atau agennya) akan menyediakan suatu ruangan data yang berisi salinan Perjanjian Awal untuk jangka waktu dua hari yang disetujui secara bersama oleh KRL sejak pembukaan ruangan data , KRL akan diperbolehkan untuk mengakses Perjanjian Awal (Original Agreements) hanya untuk dipelajari. Untuk menghindari keraguan, KRL tidak diperbolehkan untuk membuat salinan/fotokopi dari segala Perjanjian Awal (Original Agreements) dalam ruangan data.		(c)	Within 2 (two) Business Days of receipt by Thatcher of the payment referred to in clause 2.6(a)(ii)(B), Thatcher (or its agents) shall establish a data room which shall contain copies of the Original Agreements for a period of two days mutually agreed with KRL following the opening of the data room, KRL shall be permitted access to the Original Agreements for the purpose of review only. For the avoidance of doubt, KRL will not be permitted to take copies of any of the Original Agreements in the data room.

(d)	Pada Tanggal Pelepasan, Thatcher harus (atas biaya Thatcher):		(d)	On the Release Date, Thatcher must (at Thatcher's expense):

	(i)	menyediakan salinan dari setiap Perjanjian Awal (Original Agreement) kepada KRL;		(i)	provide copies of each Original Agreement to KRL;

	(ii)	menyediakan pengakhiran dari setiap Perjanjian Awal seusai dengan hukum Negara Republik Indonesia dalam cara dan bentuk yang dapat diterima oleh KRL; dan		(ii)	procure the termination of each of the Original Agreements in accordance with the laws of the Republic of Indonesia in a manner and form acceptable to KRL; and

	(iii)	menyediakan asli dari setiap dokumen yang membuktikan pengakhiran Perjanjian Awal kepada KRL.		(iii)	provide the originals of each document evidencing the termination of the Original Agreements to KRL.

(e)	Thatcher harus (atas biaya Thatcher) memberikan seluruh bantuan dan pertolongan yang secara wajar diminta oleh KRL sehubungan dengan pembatalan setiap transaksi yang diatur dalam Perjanjian Awal (Original Agreements) berdasarkan hukum Negara Republik Indonesia dan sampai dapat diterima oleh penasehat ahli KRL, dimana hal tersebut adalah dalam kewenangan Thatcher. Untuk kepastian, kewajiban Thatcher berdasarkan pasal 2.2 (e) sehubungan dengan pembubaran transaksi-transaksi yang diatur oleh Perjanjian Awal (Original Agreements) dan karenanya, sebagai hasil dari pembubaran transaksi-transaksi, GPK akan berada di posisi yang seharusnya apabila Perjanjian Awal (Original Agreements) tidak pernah ditandatangani, dengan tidak mengesampingkan transaksi-transaksi kelanjutannya yang dilakukan. Thatcher tidak bertanggung jawab atas segala transaksi yang berhubungan dengan GPK, saham-saham dalam GPK, segala aset-aset GPK, atau Proyek, yang ditegaskan telah diadakan atau ditegaskan telah terjadi setelah tanggal Perjanjian Awal (Original Agreements).	(e)	Thatcher must (at Thatcher’s expense) provide all help and assistance reasonably requested by KRL in respect of unwinding any transaction contemplated by the Original Agreements in accordance with Indonesian law and to the satisfaction of KRL’s professional advisors. For the sake of certainty, Thatcher’s obligation pursuant to this clause 2.2(e) relates to unwinding transactions contemplated by the Original Agreements so that, as a result of the unwinding of the transactions, GPK would be in the position it would have been if the Original Agreements had not been executed, notwithstanding any subsequent purported transactions. Thatcher is not responsible for any transaction which relates in any way to GPK, the shares in GPK, any of the assets of GPK, or the Project, which is asserted to have been entered into or is asserted to have taken place after the date of the Original Agreements and which did not involve in any way Thatcher, Kal or any of their related entities or officers. To this end, other than the Original Agreements, Thatcher and Kal represent to KRL and GPK that they are not aware of any agreements or arrangements entered in relation to GPK, the shares in GPK or the assets of GPK after the date of the Original Agreements.

(f)	Terhitung sejak Tanggal Pelepasan, Thatcher tidak diperbolehkan membuat, mendukung atau membantu suatu Tuntutan dan membebaskan KRL dan GPK sehubungan dengan setiap Tuntutan yang diajukan oleh suatu pihak dalam Perjanjian Awal (Original Agreements) dalam suatu keadaan dimana Tuntutan meliputi suatu argumen atau elemen yang menyatakan bahwa Perjanjian Awal (Original Agreement) adalah sah atau tidak diakhiri secara sah.	(f)	As from the Release Date, Thatcher must not make, support or assist a Claim and indemnifies KRL and GPK in respect of any Claim brought by a party to the Original Agreements in circumstances where the Claim includes an argument or element to the effect that an Original Agreement is valid or has not been validly terminated.

2.3	Kepemilikan Saham dalam GPK		2.3	Shareholdings in GPK

	(a)	Para Pihak mengakui bahwa Perjanjian Awal (Original Agreements) mengatur (dan Thatcher menegaskannya) pengaturan-pengaturan atas modal saham GPK. Thatcher harus (atas biaya Thatcher) mengadakan dokumen tersebut sebagaimana diminta oleh KRL secara wajar (dalam bentuk yang dapat diterima oleh KRL dan berdasarkan hukum Negara Republik Indonesia sebagaimana yang berlaku) = (Original Agreements) sebagaimana diperlukan dalam pembatalan setiap transaksi dalam modal saham GPK yang diatur (dan Thatcher menegaskannya) berdasarkan Perjanjian Awal (Original Agreements), dengan tunduk pada ketentuan pasal 2.2(e) Akta ini.		(a)	The Parties acknowledge that the Original Agreements contemplated (and Thatcher asserts were effected) arrangements in respect of the share capital of GPK (amongst other things). Thatcher must (at Thatcher's expense) procure the entry into of such documents as KRL may reasonably require (in a form satisfactory to KRL and in accordance with Indonesian law as applicable) as necessary to unwind any dealings in the share capital of GPK contemplated (and which Thatcher asserts were effected) under the Original Agreements, subject to the provisions of clause 2.2(e) of this Deed.

	(b)	Terhitung sejak Tanggal Pelepasan, Thatcher tidak diperbolehkan untuk mengajukan, mendukung atau membantu Tuntutan dan membaskan KRL dan GPK atas setiap tuntutan dari pihak manapun dalam Perjanjian Awal (Original Agreement) yang diajukan berdasarkan atau sehubungan dengan Perjanjian Awal (Original Agreement) yang menuntut bahwa:		(b)	From the Release Date, Thatcher must not make, support or assist a Claim and indemnifies KRL and GPK against any Claim from any party to an Original Agreement brought under or in connection with an Original Agreement which alleges that:

		(i)	pihak yang mengajukan tuntutan adalah pemegang saham GPK yang sah secara hukum; atau			(i)	the party bringing the Claim is a lawful shareholder of GPK; or

		(ii)	bahwa saham-saham dalam GPK sedang digadaikan atau pembebanan lainnya berdasarkan Perjanjian Awal (Original Agreement).			(ii)	that the shares in GPK are subject to a pledge, or other encumbrance arising under an Original Agreement.

2.4	Jaminan Induk Perusahaan			2.4	Parent guarantee

	(a)	Kal menjamin pelaksanaan oleh Thatcher berdasarkan Akta ini kepada KRL dan GPK dan membebaskan masing-masing dari KRL dan GPK dari setiap Biaya dan Kewajiban yang timbul sehubungan dengan kegagalan Thatcher untuk melakukan seluruh kewajibannya berdasarkan Akta ini.			(a)	Kal severally guarantees the performance of Thatcher under this Deed to each of KRL and GPK and indemnifies each of KRL and GPK from any Costs and Liabilities arising in connection with a failure of Thatcher to fully perform its obligations under this Deed.

	(b)	Kal secara tidak dapat ditarik kembali mengesampingkan diberlakukannya Pasal 2.4(a) atau setiap proses hukum yang timbul berdasarkan Pasal 2.4(a) dari Pasal 1401, 1402, 1430, 1831, 1833, 1837, 1843, 1847, 1848, 1849 dan 1850 Kitab Undang-Undang Hukum Perdata dan setiap ketentuan yang diperlukan untuk memberlakukan Pasal 2.4(a).			(b)	Kal irrevocably waives the application to clause 2.4(a) or any proceedings arising under clause 2.4(a) of Articles 1401, 1402, 1430, 1831, 1833, 1837, 1843, 1847, 1848, 1849 and 1850 of the Indonesian Civil Code and any other provisions necessary to give full effect to clause 2.4(a).

2.5	Informasi Pertambangan				2.5	Mining Information

	(a)	Sejak tanggal Akta ini dan dengan ketentuan bahwa KRL tidak wanprestasi atas kewajiban-kewajibannya berdasarkan Akta ini, Kal setuju bahwa KRL dapat:				(a)	As from the date of this Deed, and provided that KRL is not in breach of its obligations pursuant to this Deed, Kal agrees that KRL may:

		(i)	memproduksi Laporan JORC; atau				(i)	reproduce the JORC Report; or

		(ii)	mengutip bagian dari Laporan JORC, dengan ketentuan bahwa:				(ii)	quote sections from the JORC Report, provided that:

(A)
reproduksi dan/atau pengutipan hanya untuk tujuan dokumentasi untuk (I) diberikan kepada investor untuk mendukung aktifitas peningkatan modal KRL dan/atau (II)  diajukan pada Bursa Efek Australia untuk tujuan keterbukaan yang berkesinambuungan sesuai dengan peraturan pencatatan ASX.  dan
(A)
the reproduction and/or quotation is only for the purpose of documentation to be (I) provided to investors to support KRL’s capital raising activities and/or (II) submitted to the Australian Securities Exchange for the purpose of continuous disclosure by KRL under the ASX Lisitng Rules; and

			(B)	segala reproduksi dan/atau pengutipan secara prominen mengakui bahwa Kal memiliki hak cipta atas Laporan JORC.				(B)	any reproduction and/or quotation prominently recognises that Kal owns copyright with respect to the JORC Report.

(b)	Dalam Waktu tujuh Hari Kerja sejak tanggal Akta ini, Thatcher akan menyediakan daftar Informasi Pertambangan yang memperlihatkan:		(b)	Within seven Business Days of the date of this Deed, Thatcher shall provide a complete list of the Mining Informations which shall disclose:

	(i)	Informasi yang relevan mengenai hak Pertambangan;		(i)	the title of the relevant Mining Informations;

	(ii)	informasi yang relevan mengenai tanggal Pertambangan; dan		(ii)	the date of the relevant Mining Informations; and

	(iii)	informasi yang relevan mengenai pihak yang menerbitkan Pertambangan.		(iii)	the author of the relevant Mining Informations.

(c)	Dalam Waktu 2 (dua) Hari Kerja sejak diterimanya oleh Thatcher pembayaran yang dimaksud dalam Pasal 2.6(a)(ii)(B), Thatcher akan membuka ruang data yang akan berisi salinan atas Informasi Pertambangan. Selama jangka waktu 2 (dua) hari sebagaimana disetujui dengan KRL diikuti pembukaan ruang data, KRL akan diberikan izin untuk mengakses Informasi Pertambangan hanya untuk tujuan mempelajari. Untuk menghindari keraguan KRL tidak akan diijinkan untuk mengambil fotokopi dari segala Informasi Pertambangan dalam ruangan data.		(c)	Within 2 (two) Business Days of receipt by Thatcher of the payment referred to in clause 2.6(a)(ii)(B), Thatcher (or its agents) shall open a data room which shall contain copies of the Mining Information. For a period of two days mutually agreed with KRL following the opening of the data room, KRL shall be permitted access to the Mining Information for the purpose of review only. For the avoidance of doubt, KRL will not be permitted to take copies of any of the Mining Information in data room.

	(d)	Pada Tanggal Pelepasan, Thatcher dan/atau Kal dan/atau PTKR, yang mana relevan, akan memberikan dan mengalihkan seluruh hak dan kepentingan mereka atas dan pada Informasi Pertambangan kepada KRL. Thatcher dan Kal harus memastikan PTKR mematuhi pasal ini;		(d)	On the Release Date, Thatcher and/or Kal and/or PTKR, as is relevant, will transfer and assign all of their right, title, and interest in and to the Mining Information to KRL. Thatcher and Kal must procure compliance by PTKR with this clause.

	(e)	Pada Tanggal Pelepasan:		(e)	On the Release Date:

		(i) Thatcher dan/atau Kal harus (dan harus memastikan PTKR untuk) menyerahkan asli Informasi Pertambangan kepada KRL; dan			(i) Thatcher and/or Kal must (and must procure PTKR to) deliver the original Mining Information to KRL; and

		(ii) setiap salinan dari Informasi Pertambangan harus juga diserahkan atau dibuang dengan cara sebagaimana diminta secara wajar oleh KRL.			(ii) any copies of the Mining Information must either also be delivered or discarded in a manner reasonably requested by KRL.

2.6	Pembayaran oleh KRL		2.6	Payments by KRL

	(a)	Terhitung sejak tanggal Akta ini, Para Pihak sepakat bahwa menimbang:		(a)	With effect from the date of this Deed, the Parties agree that in consideration for:

		(i) pemberian dan pengalihan Informasi Pertambangan, sebagaimana diatur dalam Pasal 2.5 di atas; dan			(i) the transfer and assignment of the Mining Information, as contemplated by Clause 2.5 above; and

		(ii) untuk kewajiban Thatcher dan Kal lainnya berdasarkan Akta ini,			(ii) for the other obligations of Thatcher and Kal under this Deed,

		KRL akan melakukan pembayaran sebagai berikut kepada Thatcher:			KRL will make the following payments to Thatcher:

(A)	US$100.000 pada tanggal 3 (tiga) hari setelah tanggal Akta ini;	(A)	US$100,000 on the date which is three days as of the date of this Deed;

(B)	US$2.400.000 pada tanggal 30 (tiga puluh) hari setelah tanggal Akta ini; dan	(B)	US$2,400,000 the date which is 30 days after the date of this Deed (subject to clause 2.6(b) below); and

(C)	US$2.500.000 pada tanggal 60 (enam puluh) hari setelah tanggal Akta ini.	(C)	US$2,500,000 on the date which is 60 days after the date of this Deed (subject to clause 2.6(b) below).

KRL may elect to make any of the payments set out above (in full or in part) prior to the relevant payment dates, provided that the minimum payments made are at least US$250,000 (unless otherwise agreed to by Thatcher).

Pembayaran sebagaimana dimaksud di atas ditentukan oleh Thatcher untuk disetorkan ke rekening bank sebagai berikut:		The payments referred to above are directed by Thatcher to be made into the following bank account:

Rekening Atas Nama:	KAL ENERGY INC	Account Name:	KAL ENERGY INC

Nomor REkening:	267481900	Account Number:	267481900

Alamat SWIFT:	MRMDUS33RTL (for Non-US transfers)	SWIFT address:	MRMDUS33RTL (for Non-US transfers)

Nomor rute jaringan ABA:	021001088 (for US transfers)	ABA wire routing number:	021001088 (for US transfers)

Detail Bank:	HSBC Bank USA 601 Montgomery Street, San Fransisco, CA 94111 Tel: (415) 678-3852 Fax: (415) 678-3847 Contact: Raymond Yep	Bank Details:	HSBC Bank USA 601 Montgomery Street, San Fransisco, CA 94111 Tel: (415) 678-3852 Fax: (415) 678-3847 Contact: Raymond Yep

(b)
Pada tanggai atau sebelum tanggai jatuh tempo pembayaran-pembayaran yang diatur dalam pasal 2.6(a)(ii)(B) dan/atau 2.6.(a)(ii)(C), KRL dapat memilh dengan melakukan pemberitahuan secara tertulis kepada Thatcher, untuk memperpanjang tanggai pembayaran hingga 45 hari (Philihan) dengan ketentuan sebagai berikut:
			(b)	On or prior to the date that the payments are due under clause 2.6(a)(ii)(B) and/or 2.6(a)(ii)(C), KRL may elect, by notice in writing to Thatcher, to extend the payment dates by 45 days (Election), on the following conditions:

	(i)	pada saat membuat Pilihan (atau dalam waktu singkat setelahnya) KRK harus membayar denda kepada Thatcher (ditujukan ke rekening bank yang diatur dalam pasal 2.6(a)) sebesar US$50,000;		(i)	at the time of making the Election (or as soon as practicable thereafter), KRL must make a penalty payment to Thatcher (to the bank account details set out in clause 2.6(a)) equal to US$50,000;

(ii)
jika KRL memperpanjang tanggat/waktu pembayaran yang diatur dalam pasal 2.6(a)(ii)(B) maka waktu/tanggai pembayaran yang diatur dalam pasal2.6(a)(ii)(C) harus diperpanjang 45 hari pula (secara otomatis dan tanpa denda lebih lanjut); dan
				(ii)	if KRL extends the payment date under clause 2.6(a)(ii)(B), the payment date under clause 2.6(a)(ii)(C) will also be extended by a further 45 days (automatically and without further penalty); and

(iii)
Kemampuan KRL untuk memilih untuk memperpanjang tanggal-tanggal pembayaran tersebut berdiri sendiri dan KRL dapat memilih untuk memperpanjang satu atau keseluruhan taggal pembayaran.  Lebih lanjut, bila KRL memperpanjang tanggai pembayaran sebagaimana yang diatur dalam pasal 2.6.(a)(ii)(B) (yang otomatis akan memperpanjang tanggal pembayaran ketentuan dalam pasal 2.6(a)(ii)(C) menjadi 45 hari), KRL berhak untuk memperpanjang lebih lanjut tanggai pembayaran yang dimaksud dalam pasol 2.6(a)(ii)(C) menjadi 45 hari dengan membuat Pilihan dan membayor US$50,000 kepada Thatcher sebelum tanggai pembayaran yang telah diperpanjang.
				(iii)	KRL’s ability to elect to extend the relevant payment dates operates independently and KRL may elect to extend one or both of them. Further, if KRL extends the payment date under clause 2.6(a)(ii)(B) (which will automatically extend the payment date under clause 2.6(a)(ii)(C) by a further 45 days), KRL will be entitled to further extend the payment date under clause 2.6(a)(ii)(C) by 45 days by making an Election and paying US$50,000 to Thatcher prior to the already extended payment date.

(c)	Pembayaran sebagaimana dimaksud dalam Pasal 2.6(a) tidak diartikan bahwa setiap kewajiban dari Thatcher atau Kal berdasarkan Akta ini telah dipenuhi atau dilakukan secara memuaskan atau mengesampingkan kewajiban Thatcher atau Kal untuk melaksanakan kewajiban tersebut.	(c)	The making of a payment referred to in clause 2.6(a) does not imply that any obligation of Thatcher or Kal under this Deed has been performed or performed satisfactorily nor does it waive the obligation of Thatcher or Kal to perform that obligation.

(d)	Sebagai persyaratan yang terpisah dan independen, Thatcher berjanji kepada KRL bahwa selama KRL tidak melanggar kewajibannya berdasarkan Akta ini, Thatcher tidak akan:	(d)	As a separate and independent undertaking, Thatcher covenants to KRL that while KRL is not in breach of its obligations under this Deed, Thatcher will not:

	(i) mengajukan suatu pemberitahuan kepada GPK sehubungan dengan segala pelanggaran yang dituduhkan Perjanjian Kerjasama dan Investasi (Cooperation and Investment Agreement); atau		(i) serve notice upon GPK with respect to any alleged breach of the Cooperation and Investment Agreement; nor

	(ii)
memulai, mendorong atau membantu setiap proses hukum, arbitrase atau proses sengketa lainnya termasuk pelaporan segala bentuk keberatan kepada pihak yang berwenang antara dirinya dengan Pihak lainnya dalam Akta ini sehubungan dengan Perjanjian Awal (Original Agreements) atau Proyek.  Untuk keperluan kejelasan, kewajiban-kewajiban berdasarkan pasal 2.6(c)(iii) tidak akan menghalangi Thatcher untuk mengirimkan pemberitahuan wanprestasi pada  pihak pada Perjanjian Awal (Original Agreements) yang bukan pihak  pada Akta ini.
			(ii)
commence, encourage or assist with any proceedings, arbitration or other dispute process including lodging of any complaint with any authority itself or with any other Parties to this Deed in relation to the Original Agreements or the Project. For the sake of certainty, the obligations pursuant to this clause 2.6(c)(ii) would not prevent Thatcher from serving notice of breach upon a party to the Original Agreements who is not a party to this Deed provided that in doing so Thatcher is seeking to implement one of the objects of this Deed.

3.	PELEPASAN	3.	RELEASE

3.1	Pelepasan oleh Para Pihak	3.1	Releases by the Parties

	Kecuali untuk Tuntutan yang timbul berdasarkan Akta ini, pada dan sejak Tanggal Pelepasan Para Pihak sepakat untuk melepasakan satu dan yang lainnya dari segala Tuntutan sehubungan dengan:		Except for Claims arising under this Deed, on and from the Release Date, the Parties agree to release each other from all Claims in respect of:

	(a) Perjanjian Awal (Original Agreements);		(a) the Original Agreements;

	(b)	negosiasi, pembuatan dan pelaksanaan Perjanjian Awal (Original Agreements);		(b)	the negotiation, entry into and performance of the Original Agreements;

(c)
setiap hubungan antara Para Pihak (atau pihak ketiga lainnya) yang dikarenakan oleh atau timbul dari atau sehubungan dengan atau sebagai akibat dari dibuatnya atau dilaksanakannya Perjanjian Awal (Original Agreements); dan
				(c)	any relationship between the Parties (or any third parties) created by or arising out of or in connection with or as a result of entry into or performance of the Original Agreements; and

(d)
setiap Tuntutan yang telah atau mungkin dapat diketahui kepada Pihak manapun sejak Tanggal Akta ini yang timbul dari atau dalam hal apapun terkait dengan atau bagian dari Perjanjian Awal (Original Agreements).
				(d)	any Claim which was or could reasonably have been known to any of the Parties as at the date of this Deed arising out of or in any way connected with or incidental to the Original Agreements.

4.	TIADA TURUT CAMPUR		4.	NO INTERFERENCE

	Thatcher dan Kal sepakat bahwa, selama KRL tidak melanggar Akta ini, Thatcher dan KRL tidak akan:			Thatcher and Kal agree that, while KRL is not in default under this Deed, Thatcher and KRL will not:

	(a)	turut campur dalam hal apapun terhadap hubungan kontraktual Pihak lainnya dengan Akta ini; atau		(a)	interfere in any way with the contractual relations of the other Parties to this Deed ; or

	(b)	secara publik menegaskan dalam bentuk apapun tanpa terkecuali bahwa tidak memiliki kepentingan apapun dalam GPK, saham-saham dalam GPK, setiap aset GPK atau terhadap Proyek.		(b)	publicly assert in any form whatsoever without exception that they have no any interest whatsoever in GPK, the shares in GPK, any of the assets of GPK or the Project.

5.	JANJI TIDAK MENUNTUT, PEMBEBASAN DAN PENGAKHIRAN ABSOLUTE (ABSOLUTE BAR)		5.	COVENANT NOT TO SUE, INDEMNITYAND ABSOLUTE BAR

5.1	Janji tidak menuntut	5.1	Covenant not to sue

	Terhitung sejak Tanggal Pelepasan, masing-masing Pihak berjanji kepada satu sama lainnya bahwa mereka tidak akan, baik secara langsung maupun tidak langsung:		With effect from the Release Date, each of the Parties covenants in favour of the other Parties that they will not directly or indirectly:

	(a)
mengajukan atau melakukan, mengusahakan suatu pihak ketiga untuk mengajukan atau melakukan, memberikan bantuan finansial kepada atau dengan cara lain mendukung setiap Tuntutan kepada suatu Pihak dalam Akta ini di pengadilan atau badan peradilan manapun sehubungan dengan setiap hal yang merupakan pokok permasalahan dalam pelepasan yang diatur dalam Pasal 3; dan
			(a)
bring or pursue, procure that a third party bring or pursue, provide financial support for or otherwise support any Claim against a Party to this Deed in any court or tribunal in respect of any matter which is the subject of a release under clause 3; and

	(b)
menyatakan atau tetap menyatakan sehubungan dengan setiap hal yang merupakan pokok permasalahan pelepasan berdasarkan Pasal 3 setiap Tuntutan terhadap setiap orang lainnya, yang ternyata dapat atau menyatakan suatu tuntutan atas pembayaran atau pembebasan atau setiap tuntutan dalam jaminan terhadap salah satu Pihak dalam Akta ini.
			(b)
assert or continue to assert in relation to any matter the subject of a release under clause 3 any Claim against any other person, who, in turn, may or does assert a claim for contribution or indemnity or any claim in warranty against one of the Parties to this Deed.

5.2	Pembebasan	5.2	Indemnity

Masing-masing dari Para Pihak setuju untuk membebaskan Pihak lainnya dari dan terhadap setiap Biaya dan Tanggung Jawab yang timbul dari atau dalam hal apapun terkait dengan suatu pelanggaran atas ketentuan dalam Akta ini oleh Pihak tersebut.
			Each Party agrees to indemnify the other Parties from and against any Costs and Liabilities arising from or in any way connected with a breach by that Party of the terms of this Deed.

5.3	Pengakhiran Absolut	5.3	Absolute bar

Setiap Pihak dapat membuat pembelaan dan mengajukan Akta ini sebagai suatu pengakhiran dan pembelaan absolut atas setiap Tuntutan yang dimulai atau dilanjutkan oleh Pihak lainnya yang melanggar ketentuan dalam Akta ini. Demi terjaganya kepastian, Akta ini tidak dapat dijadikan pembelaan dan diajukan sebagai suatu pengakhiran dan pembelaan absolut atas setiap Tuntutan dimana Tuntutan tersebut berdasarkan pelanggaran atas suatu ketentuan dalam Akta ini.

Any Party may plead and tender this Deed as an absolute bar and defence to any Claim commenced or continued by any other Party in breach of the terms of this Deed.  For the sake of certainty, this Deed may not be pleaded nor tendered as an absolute bar and defence to any Claim, where the Claim is based on breach of a provision of this Deed.

6.	PENGAKUAN	6.	ACKNOWLEDGEMENT

6.1	Pengakuan	6.1	Acknowledgement

	Masing-masing Pihak mengakui dan menyetujui bahwa:		Each Party acknowledges and agrees that:

	(a) masing-masing Pihak membuat Akta ini secara penuh dan secara sukarela atas informasi dan penyelidikannya sendiri;		(a) it enters into this Deed fully and voluntarily on its own information and investigation;

	(b)
masing-masing Pihak memahami bahwa masing-masing Pihak, para konsultan hukumnya atau agen lainnya atau konsultan lainnya dapat menemukan fakta yang berbeda dari atau sebagai tambahan atas fakta yang telah diketahuinya atau dipercaya sebagai hal yang benar sehubungan dengan pokok permasalahan Akta ini; dan
			(b)
it is aware that it, its legal advisers or other agents or advisers may discover facts different from or in addition to the facts it now knows or believes to be true with respect to the subject matter of this Deed; and

	(c)
masing-masing Pihak secara penuh, final, absolut dan selamanya menyelesaikan, sesuai dengan ketentuan dalam Akta ini, setiap dan seluruh Tuntutan sehubungan dengan pokok permasalahan dari pelepasan berdasarkan Pasal 3.
			(c) it fully, finally, absolutely and forever settles according to the provisions of this Deed any and all Claims in respect of the matters the subject of a release under clause 3.

6.2	Ratifikasi	6.2	Ratification

Pada atau sesegera mungkin dapat dilaksanakan setelah Tanggal Pelepasan, para pemegang saham GPK sejak tTanggal Pelepasan akan memutuskan untuk meratifikasi dan menerima Akta ini sebagai yang mengikat GPK.
			On or as soon as practicable after the Release Date, the shareholders of GPK as at the Release Date shall resolve to ratify and adopt this Deed as binding upon GPK.

6.3	Janji	6.3	Covenant

	Masing-masing Pihak berjanji dan menyetujui bahwa setiap Petugas mereka mematuhi ketentuan-ketentuan dalam Akta ini selayaknya mereka adalah Para Pihak dalam Akta ini.		Each Party covenants and agrees that each of their Officers complies with the terms of this Deed as if they were parties to this Deed.

7.	PERNYATAAN, JAMINAN DAN KESANGGUPAN	7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKING

7.1	Pernyataan dan Jaminan	7.1	Representations and Warranties

	Masing-masing Pihak menyatakan dan menjamin satu dengan lainnya bahwa:		Each Party represents and warrants to each other Party that:

	(a) masing-masing Pihak memiliki kuasa, kapasitas dan kewenangan untuk membuat Akta ini;		(a) it has the power, capacity and authority to enter into this Deed;

	(b) Akta ini adalah sah dan mengikat masing-masing Pihak; dan		(b) this Deed is valid and binding on it; and

	(c)
masing-masing Pihak tidak telah menjual, mengalihkan, memberikan atau memindahkan kepada pihak atau badan lainnya setiap Tuntutan yang tercakup dalam ketentuan Akta ini atau setiap Informasi Pertambangan.
			(c) it has not sold, assigned, granted or transferred to any other person or entity any Claim covered by the terms of this Deed or any Mining Information.

7.2	Kesanggupan	7.2	Undertaking

	Masing-masing menyatakan kesanggupannya kepada satu sama lain bahwa:		Each Party undertakes to each other Party that:

	(a) masing-masing Pihak tidak akan membuat suatu pernyataan publik yang merugikan tentang setiap Pihak lainnya, kecuali apabila diperlukan dalam melaksanakan haknya berdasarkan Akta ini; dan		(a) it will not make any detrimental public statements about any of the other Parties, except where necessary to enforce its rights under this Deed; and

	(b)
kecuali apabila keterbukaan dipersyaratkan oleh hukum atau peraturan suatu bursa efek dalam hal ini pemberitahuan  terlebih dahulu dan salinan terhadap keterbukaan tersebut akan diberikan kepada Pihak lainnya, masing-masing Pihak akan menjaga kerahasiaan isi dari Akta ini.
			(b)
except where disclosure is required by law or the rules of a stock exchange in which case prior notice and a copy of such disclosure will be provided to the other Parties, it shall maintain the contents of this Deed in the strictest confidence.

8.	KETENTUAN UMUM	8	GENERAL

8.1	Biaya	8.1	Costs

	Masing-masing Pihak akan menanggung biayanya masing-masing sehubungan dengan dengan negosiasi, persiapan, penandatanganan dan penyerahan Akta ini.		Each Party will bear its own costs in respect of the negotiation, preparation, execution and delivery of this Deed.

8.2	Hukum yang Berlaku dan Yurisdiksi	8.2	Governing law and jurisdiction

	(a) Akta ini dibuat dan ditafsirkan berdasarkan hukum Negara Republik Indonesia.		(a) This Deed is governed and construed in accordance with the laws of the Republic of Indonesia.

	(b)
Para Pihak mengesampingkan diterapkannya Pasal 1266 Kitab Undang-Undang Hukum Perdata Republik Indonesia pada Akta ini yaitu dokumen ini dapat diakhiri dan dikompensasikan atau pembayaran lainnya dapat dihitung dan harus dibayarkan tanpa memerlukan suatu perintah pengadilan.
			(b)
The Parties waive the application to this Deed of Article 1266 of the Civil Code of the Republic of Indonesia that this document may be terminated and damages or other compensation may be calculated and become payable without the need for an order of any court.

8.3	Jaminan Lebih Lanjut	8.3	Further assurances

Masing-masing Pihak harus melakukan dan melaksanakan tindakan lebih lanjut lainnya dan menandatangani dan menyerahkan dokumen lebih lanjut lainnya yang dipersyaratkan oleh hukum atau secara wajar diminta oleh Pihak lainnya untuk memberlakukan ketentuan dan hal-hal yang diatur dalam Akta ini.

Each Party must do and perform all further acts and execute and deliver all further documents required by law or reasonably requested by the other Parties to give effect to the terms of and matters contemplated by this Deed.

8.4	Kesepakatan keseluruhan	8.4	Entire agreement

Akta ini berisi keseluruhan kesepakatan dan pemahaman di antara Para Pihak mengenai pokok permasalahannya dan menggantikan seluruh kesepakatan dan kesepahaman di antara Para Pihak sebelumnya sehubungan degnan hal-hal tersebut.

This Deed contains the entire agreement and understanding between the Parties in respect of its subject matter and supersedes all prior agreements and understandings between the Parties in connection with it.

8.5	Perubahan dan modifikasi	8.5	Variation or modification

	Tiada perubahan atau modifikasi atas Akta ini atau setiap ketentuan dalam Akta ini yang sah atau mengikat Para Pihak kecuali dibuat secara tertulis dan ditandatangani oleh Para Pihak.		No variation or modification of this Deed or any provision of it is valid or binding on a Party unless it is in writing and signed by all of the Parties.

8.6	Ketentuan keterpisahan	8.6	Severability of provisions

Setiap ketentuan dalam Akta ini yang dilarang atau tidak dapat dilaksanakan dalam yurisdiksi manapun, maka dalam yusrisdiksi tersebut, menajdi tidak berlaku sepanjang tidak diperbolehkan atau tidak dapat dilaksanakan. Hal tersebut tidak mempengaruhi kebasahan atau keberlakuan dari:

Any provision of this Deed which is prohibited or unenforceable in any jurisdiction is, in that jurisdiction, ineffective to the extent of the prohibition or unenforceability.  That does not affect the validity or enforceability of:

	(a)	ketentuan tersebut di yurisdiksi lainnya; atau		(a)	that provision in any other jurisdiction; or

	(b)	ketentuan lainnya di yurisdiksi tersebut atau yuridiksi lainnya.		(b)	the remaining provisions in that or any other jurisdiction.

8.7	Penerapan		8.7	Enurement

Ketentuan-ketentuan dalam Akta ini akan diterapkan untuk kepentingan dari dan mengikat Para Pihak dan masing-masing dari penerusnya, penggantinya yang diperbolehkan, peneriman pengalihannya yang sah (dan, dimana dapat diterapkan, perwakilan masing-masing yang sesuai hukum), kecuali Akta ini berakhir dalam hal curator ditunjuk kepada KRL sebelum Tanggal Pelepasan.

The provisions of this Deed will enure for the benefit of and be binding on the Parties and their respective successors, permitted substitutes and permitted assigns (and, where applicable, their legal personal representatives), except that this Deed shall terminate in the event that an administrator or receiver is appointed to KRL prior to the Release Date.

8.8	Pemberitahuan		8.8	Notices

	(a)	Suatu pemberitahuan atau komunikasi lainnya yang terkait dengan Akta ini (Pemberitahuan) tidak memiliki kekuatan hukum kecuali dibuat secara tertulis.		(a)	A notice or other communication connected with this Deed (Notice) has no legal effect unless it is in writing.

	(b)	Pemberitahuan harus dikirimkan ke pihak yang dituju sebagaimana diatur dalam Akta ini atau yang kemudian diberitahukan.		(b)	The Notice must be delivered to the addressee set out in this Deed or subsequently notified.

	(c)
Suatu Pemberitahuan harus dianggap telah diberikan dan diterima oleh pihak yang dituju jika dikirimkan sebelum jam 5 (lima) sore pada hari kerja di tempat pengiriman, pada waktu dikirimkan dan sebaliknya pada hari kerja berikutnya di tempat pengiriman.
				(c)
A Notice must be treated as given to and received by the party to which it is addressed if delivered before 5:00pm on a business day at the place of delivery, upon delivery, and otherwise on the next business day at the place of delivery.

8.9	Penerima Kuasa	8.9	Attorneys

	Setiap penerima kuasa yang menandatangani Akta ini menyatakan bahwa penerima kuasa tidak pernah menerima pencabutan kuasanya yang menunjuk mereka sebagai penerima kuasa.		Each of the attorneys executing this Deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

8.10	Rangkap penandatanganan	8.10	Counterparts

Akta ini dapat dibuat dalam beberapa jumlah rangkap dan oleh Para Pihak dalam rangkap yang terpisah, yang mana masing-masing pada waktu ditandatangani dan diserahkan adalah asli dan secara bersama-sama merupakan satu dokumen yang sama.

This Deed may be entered into in any number of counterparts and by the Parties on separate counterparts, each of which when executed and delivered will be an original, but all of which will together constitute one and the same instrument.

8.11	Penyelesaian Perselisihan	8.11	Dispute resolution

	(a) Suatu pihak yang menuntut bahwa suatu Tuntutan telah timbul berdasarkan Akta ini harus memberikan pemberitahuan tertulis kepada pihak yang diajukan Tuntutan mengenai isi Tuntutan.		(a) A party claiming that a Claim has arisen under this Deed must give written notice to the party against who the Claim is being made specifying the nature of the Claim.

(b)
Jika suatu Tuntutan tidak diselesaikan dalam waktu 30 (tiga puluh) hari sejak salah satu pihak memberikan pemberitahuan berdasarkan Pasal 8.11(a), atau dalam waktu yang lebih panjang sebagaimana disetujui oleh Para Pihak, maka salah satu pihak dapat memberikan pemberitahuan kepada pihak lainnya bahwa ia menginginkan Tuntutan tersebut untuk diselesaikan melalui arbitrase.  Dalam hal demikian, Tuntutan akan diajukan ke arbitrase dalam Bahasa Inggris berdasarkan peraturan Singapore International Arbitration Centre (SIAC).  Para pihak akan menyetujui akan satu arbiter dari majelis SIAC atau, tidak dicapainya kesepakatan dalam waktu 7 (tujuh) hari sejak penerimaan pemberitahuan pihak yang mengajukan perselisihan ke arbitrase oleh pihak lainnya, Kepala (Chairman) dari SIAC akan menunjuk seorang arbiter.
(b)
If a Claim is not resolved within 30 (thirty) days after a party gives a notice under clause 8.11(a), or within any longer period agreed by the parties, then any party may give notice to the other party that it requires the Claim to be settled by arbitration.  In that case, the Claim will be referred to arbitration in English under the rules of the Singapore International Arbitration Centre (SIAC).  The parties will agree upon an arbitrator from the SIAC panel or, failing agreement within 7 (seven) days after receipt of the notice from the party referring the matter to arbitration by the other party, the Chairman of SIAC will appoint an arbitrator.

(c)	Setiap pertemuan atau proses arbitrase akan diselenggarakn di Singapura, kecuali disepakati Para Pihak menentukan lain.	(c)	Any arbitration meetings or proceedings will be held in Singapore, unless the parties agree otherwise.

(d)	keputusan harus termasuk tentang perintah untuk pembayaran biaya-biaya.	(d)	The award must include an order for payment of costs.

(e)
Keputusan arbitrase adalah final dan mengikat Para Pihak. Para Pihak dengan tegas setuju untuk taat dan memenuhi pasal 52 dan 53 Undang-Undang No. 30 tahun 1999 dan karenanya menyetujui untuk mengesampingkan ketentuan pasal 15 dan 108 Undang-Undang No.1 tahun 1950. Oleh karenanya tidak ada satu pihak pun dapat mengajukan banding ke pengadilan hukum atau badan lainnya sehubungan dengan putusan arbitrase.   Kecuali untuk melaksanakan keputusan arbitarse, tidak ada pihak dapat mengajukan tindakan di pengadilan manapun di Indonesia atau di tempat lainnya sehubungan dengan suatu Tuntutan.
(e)
The decision of the arbitration is final and binding on the parties.  The parties expressly agree to adhere to and comply with Article 52 and Article 53 of Law No. 30/1999, and consequently agree to waive the provisions of Articles 15 and 108 of Law No.1/1950. Accordingly, no party may bring an appeal to any court or other authority in relation to the decision of the arbitration.  Except to enforce the decision of the arbitration, no party may bring any action in any court in Indonesia or elsewhere in relation to a Claim.

	(f)	New York Convention of the Recognition and Enforcement of Foreign Arbitral Awards tahun 1958 berlaku terhadap keputusan yang dibuat berdasarkan Akta ini.		(f) (f)The 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards applies to awards made under this Deed.

8.12	Bahasa		8.12	Language

Akta ini ditandatangani dalam dua bahasa, dalam bahasa Inggris dan dalam bahasa Indonesia. Dalam hal terjadinya keragu-raguan terhadap penafsiran Akta ini, versi Bahasa Inggris dari pada Akte ini akan menjadi acuan yang sah dan mengikat serta berlaku bagi Para Pihak.
				This Deed is executed in English and in Bahasa Indonesia. In the event of uncertainty to the interpretation of this Deed, the English version of the Deed shall take precendent.

DITANDATANGANI oleh Para Pihak sebagai suatu Akta	EXECUTED by the Parties as a Deed.

DITANDATANGANI OLEH/EXECUTED BY THATCHER MINING PTE LIMITED sesuai dengan akta pendiriannya dan tempat pendiriannya/in accordance with its constituent documents and place of incorporation:	) ) ) ) ) )
/s/ Bill Bloking
Director /s/ Andrew Caminschi
Director/Secretary

DITANDATANGANI OLEH/EXECUTED BY KAL ENERGY, INC sesuai dengan akta pendiriannya dan tempat pendiriannya/in accordance with its constituent documents and place of incorporation:	) ) ) ) ) )
/s/ Bill Bloking
Director /s/ Andrew Caminschi
Director/Secretary

DITANDATANGANI OLEH/EXECUTED BY KANGAROO RESOURCES LTD sesuai dengan akta pendiriannya dan tempat pendiriannya/in accordance with its constituent documents and place of incorporation:	) ) ) ) ) )
/s/ Mark O'Keefe
Director /s/ Faldi Ismail
Director/Secretary

DITANDATANGANI OLEH/EXECUTED BY PT GRAHA PANCA KARSA sesuai dengan akta pendiriannya dan tempat pendiriannya/in accordance with its constituent documents and place of incorporation: /s/ RN Wachjo	) ) ) ) ) )
Signature of President Director
RN Wachjo
Name of President Director

DITANDATANGANI oleh/SIGNED by ROMO NITIYUDO WACHJO dengan disaksikan oleh/in the presence of: /s/ RN Wachjo	) ) )
Signature /s/ Leslie Shayne Pereira
Signature of Witness LESLIE SHAYNE PEREIRA
Full Name of Witness (BLOCK LETTERS) 152 Walcott Street, Mt. Lowley, WA 6050
Address Chiropractor
Occupation

THATCHER MINING PTE LIMITED (Thatcher)	THATCHER MINING PTE LIMITED (Thatcher)
dan	and
KAL ENERGY, INC (Kal)	KAL ENERGY, INC (Kal)
dan	and
Pihak-pihak lainnya	Others
AKTA PENGAKHIRAN DAN PELEPASAN	DEED OF TERMINATION AND RELEASE